                                                                   EXHIBIT 10.9






                                        28 December 1994



Dear Sirs

Consultancy Arrangement - Mr. Boris Antoniuk

We are writing to you to set out the terms of the consultancy agreement under which you are to provide the services of Mr. Boris Antoniuk as a director of Technocom Limited ("the Company") with effect from the date on which the conditional agreement ("the Share Sale and Purchase Agreement") relating to the acquisition of 50% of the issued share capital of the Company by Petersburg Long Distance, Inc. ("PLD") dated 2 November 1994 becomes fully unconditional ("the Commencement Date").

1        Term of Agreement

1.1 Subject as stated in the Shareholder Agreement (as referred to in the Share Sale and Purchase Agreement) as from the Commencement Date Mr. Antoniuk's services will be provided to the Company until the later of:

         (a)     his voluntary resignation or retirement;

         (b) either you or Mr. Antoniuk being in material breach of any of your respective duties under this appointment or otherwise as a director of the Company such breach not having been remedies to the satisfaction of the Company within 30 days of the Company serving notice of such breach on either you or Mr. Antoniuk; or

         (c) the end of the Second Option Period (as defined in the Put and Call Option Agreement of even date and between PLD and you referred to in the Shareholder Agreement).

2        Fee and Expenses

2.1 In return for Mr. Antoniuk devoting his full time and attention to the affairs and management of the Company you will receive fees at the rate of US$ 108,333 per annum (or such higher sum as may be agreed in writing from time to time between you and the Board of Directors of the Company). Such fee will be paid in equal monthly instalments in arrears.

2.2 The remuneration will be reviewed annually and changes will be notified by letter.

Elite International Limited         -2-                                   1994




2.3 You will be paid all reasonable travelling, hotel and other expenses properly incurred by Mr. Antoniuk in or about the performance of his duties, subject to you having delivered to the Company such form(s) and vouchers or other evidence of actual payment of such expenses as the Company may from time to time reasonably require.

2.4 Mr. Antoniuk shall be based primarily in Moscow but, to the extent required and permitted, shall travel to and work at such other places as the Board of Directors of the Company may reasonably require.

2.5 In addition to usual public and statutory holidays Mr. Antoniuk shall be entitled to four weeks' holiday per annum.

3        Governing Law

3.1 This letter agreement shall be governed by and is to be construed in accordance with English law and including the English rules as to conflicts of law.

3.2 Each of the parties irrevocably submits tot he non exclusive jurisdiction of the appropriate court of law in England in relation to any matters, claims and disputes arising out of in connection with this letter agreement and (subject as set out below) waives any objection to legal proceedings being made in such courts whether on the ground of venue or on the grounds of proceedings being brought in an inconvenient forum. These submissions shall not limit the rights of the parties to bring any action in any other court having a claim to jurisdiction (whether concurrently or not), provided that no proceedings shall be undertaken by either party in any federal or state court in the United States of America.

3.3 Technocom Limited hereby appoint Messrs S J Berwin & Co, 222 Grays Inn Road, London WC1X 8HB, all communications to be marked for the attention of Mr. R P Burrow and Mr. N A R Williams and Elite International Limited hereby appoints Messrs. Charles Russell of 8-10 New Fetter Lane, London EC4A 1RS, all communications to be marked for the attention of Mr. M A C Moncreiffe and Mr. J D Holder, in each case for service of process in connection with legal proceedings in England and arising out of or in connection with this Agreement. Please confirm the acceptance of the terms of your appointment by signing and returning to us the attached duplicate of this letter agreement.